EXHIBIT 14.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Northcore Technologies Inc.

Under date of March 30, 2009, we reported on the consolidated balance sheets of Northcore Technologies Inc. and subsidiaries as of December 31, 2008 and 2007 and the related consolidated statements of operations and comprehensive income, deficit and cash flows for each of the years in the three-year period ended December 31, 2008, as included in the annual report on Form 20-F for the year 2008. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule as listed in the accompanying index. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/  KPMG LLP

Chartered Accountants, Licensed Public Accountants
Toronto, Canada
March 30, 2009